Exhibit 99.1

Navigators to Acquire Belgian Specialty Insurer

STAMFORD, CT, December 18, 2017 – The Navigators Group, Inc. (NASDAQ:NAVG) today announced that it has entered into a share purchase agreement for the purchase of all of the shares of Assurances Continentales – Continentale Verzekeringen NV (“ASCO”) and Bracht, Deckers & Mackelbert NV (“BDM”).  ASCO and BDM are both based in Antwerp, Belgium.

The proposed acquisition is part of Navigators’ strategy of expanding its well-established specialty insurance expertise to more brokers and insureds across Europe. ASCO is a specialty insurance company offering marine and property and casualty insurance. BDM is an insurance underwriting agency that underwrites risk coverage in niche markets on behalf of ASCO and a number of major international insurers. Additionally, as part of the transaction, Navigators will acquire all the shares of Canal Re SA, a Luxembourg reinsurance company that is a wholly-owned subsidiary of ASCO.  The acquisition reinforces Navigators’ presence in the European Union’s single market, enabling Navigators to best serve its European clients after Brexit, and also provides opportunity for BDM and ASCO to take their well-established expertise to a wider European audience.

“We are delighted to announce the proposed acquisition of ASCO and BDM. Europe is an important market to us today and vital to our international growth strategy—this transaction is an important step to enhancing our presence in and relevance to this dynamic market. BDM has a strong reputation, a rich history and a well-established culture of underwriting expertise that mirrors our own. Together with ASCO, they provide Navigators with a scalable platform to support our product lines and geographic expansion across continental Europe,” said Stanley A. Galanski, President and Chief Executive Officer of Navigators. “We intend to combine our existing European underwriting operations with those of BDM, with Antwerp serving as the hub for continental Europe after the closing of the transaction. We believe the combination provides a wonderful opportunity for the employees and significantly enhances the growth potential of both organizations.”

"We are excited and look forward to becoming part of Navigators,” said Jos Gielen, Chief Executive Officer of ASCO and BDM. “As specialty underwriters, we share a common culture and a common vision for the future.

Our combined operations will be well positioned for growth by enhancing our product and service capabilities in our chosen specialties.”

As aggregate consideration for the acquisition of ASCO and BDM, Navigators will pay EUR 35 million in cash at the closing of the transaction.  The transaction is subject to the satisfaction or waiver of customary closing conditions, including among other things, the receipt of regulatory approval, and is anticipated to close in the first half of 2018.  Additional information regarding the transaction can be found in a Current Report on Form 8-K filed today with the Securities and Exchange Commission and on Navigators’ website, navg.com, on the SEC Filings page, which can be accessed via the Investor Relations section menu.

About Navigators

The Navigators Group, Inc. (Nasdaq: NAVG) is a global specialty insurance holding company.  We provide customized insurance solutions designed to protect clients from the complex risks they face.   For more than 40 years, Navigators has added value for broker partners and their clients—both in underwriting and in claims—through the depth and quality of our technical and industry expertise.  Industries we serve include maritime, construction, energy, environmental, professional services and life sciences.  Headquartered in Stamford, Connecticut, Navigators has offices in the United States, the United Kingdom, Continental Europe and Asia.  For more information, please visit navg.com.

About ASCO and BDM

BDM (bdmantwerp.be) is one of the most reputable specialty insurance underwriting agencies in the Benelux region of Belgium, the Netherlands and Luxembourg, providing a range of insurance products and services in the marine and property and casualty lines of business.  Established in 1934, BDM underwrites on behalf of ASCO and a number of other international insurers in organized insurance “pools.”

ASCO (ascocontinentale.be) is a specialty insurance company with a diversified portfolio of insurance products and services in the marine and property and casualty lines of business. Founded in 1929, ASCO cooperates closely with underwriting agent BDM, acting as one of BDM’s risk carriers and fulfills certain operational services for the account of ASCO. ASCO also owns Canal Re S.A (Canal Re), a Luxembourg reinsurance company that reinsures certain business of ASCO.

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate," "expect," "believe" or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators' most recent reports on Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors that may affect that business. Navigators' undertakes no obligation to publicly update or revise any forward-looking statement.

Investors

Ciro M. DeFalco

Executive Vice President and Chief Financial Officer

cdefalco@navg.com

203-905-6343

Media

Courtney Oldrin

Head of Communications

coldrin@navg.com

203-905-6531